Exhibit 99

For information contact: F. Barry Bilson (410) 539-0000 www.leggmason.com

LEGG MASON REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2007

-- Assets Under Management Increased to a Record $944.8 Billion at December 31, 2006 --

-- Net Income of $174.6 Million, or $1.21 Per Diluted Share --

Baltimore, Maryland -- January 25, 2007 -- Legg Mason, Inc. (NYSE: LM) today reported record revenues, income from continuing operations and assets under management for the third quarter of fiscal 2007 ended December 31, 2006. Net income also was a record, excluding the one-time gain from the sale of the Company's brokerage business from the results of the year-ago quarter.

The third quarter of fiscal 2007 results include:

  Revenues were $1.13 billion, up 10% from the $1.03 billion reported for the second quarter of fiscal 2007, reflecting higher average assets under management, favorable equity market conditions and an increase in performance fees of $39.4 million from the prior quarter, primarily from the Permal Group.
  Income from continuing operations was $174.1 million, or $1.21 per diluted share, compared to $143.7 million, or $1.00 per diluted share, in the second quarter of fiscal 2007. The increase is primarily due to higher performance fees and higher average assets under management.
  Cash income from continuing operations (refer to page 4) was $226.7 million, or $1.57 per diluted share, compared to $191.1 million, or $1.32 per diluted share, during the second quarter of fiscal 2007.
  Total assets under management grew to a record $944.8 billion as of December 31, 2006, up $53.4 billion, or 6%, from $891.4 billion at September 30, 2006. The Company experienced increased assets under management in all three of its asset classes -- fixed income, equity and liquidity -- and all three of its divisions -- Institutional, Managed Investments and Wealth Management.
  Positive net client cash flows were a record $23.0 billion.

Net income for the third quarter of fiscal 2007 was $174.6 million, or $1.21 per diluted share, and reflects full-quarter contributions from the Company's acquisitions of Citigroup Asset Management and the Permal Group. The third quarter of fiscal 2006 included the results of the acquired companies only from their respective acquisition dates of December 1, 2005 and November 1, 2005. Net income in the third quarter of fiscal 2006 was $760.3 million, or $5.80 per diluted share, including the $643.4 million, or $4.91 per diluted share, after-tax gain related to the sale of the Company's brokerage business, as well as $16.1 million, or $0.12 per diluted share, of income (net of tax) from discontinued operations. Net income, excluding the one-time gain from the sale of the Company's brokerage business (refer to page 5), was $116.9 million, or $0.89 per diluted share, in the third quarter of fiscal 2006.

Income from continuing operations was $100.8 million, or $0.77 per diluted share, in the third quarter of fiscal 2006. Cash income from continuing operations (refer to page 4) was $117.6 million, or $0.90 per diluted share, in the third quarter of fiscal 2006.

LEGG MASON, INC.
News Release - January 25, 2007

Comments on the Third Quarter of Fiscal 2007 Results

Raymond A. "Chip" Mason, Chairman and CEO, said, "We are pleased with Legg Mason's record revenues, net income1, and earnings per share from continuing operations, and ending the third quarter with the highest level of assets under management in our history. We also are pleased with our firm's diversification and balance -- in terms of asset classes, product mix and broad geographic reach -- which we believe make Legg Mason less vulnerable to the potential volatility of the markets.

"The third quarter was highlighted by the continued performance of Western Asset Management, our primary fixed income manager that manages approximately 60% of our total assets under management, and Permal, our funds-of-hedge funds investment manager," said Mr. Mason. "Western had a record quarter of net client flows, amounting to approximately $23 billion, and continues to benefit from strong investment performance. Additionally, our liquidity asset class has grown to new highs from the lows experienced earlier in the fiscal year. Permal's performance fees contributed substantially to the increase in revenues and income in the quarter. Since its acquisition in November 2005, Permal has experienced strong asset growth, having increased assets almost 50% year over year, and continues to make meaningful progress in diversifying its distribution base. In the third quarter, for example, Permal completed its first agreement to distribute its products in the U.S. through a large distributor. And, Brandywine Global Investment Management also experienced strong asset growth, increasing assets almost 13% during the quarter and almost 50% year over year.

"Legg Mason's equity assets under management benefited from generally favorable market conditions in the final quarter of calendar 2006," said Mr. Mason. "We are encouraged by the improved investment performance in the December quarter by certain key equity managers. We fully recognize that our long-standing equity managers must generate sustained, strong investment performance if they are to achieve the net client flows that have historically characterized our equity management business.

"We set a 12-15 month timetable for achieving our integration goals for Citigroup's asset management business and we are in the advanced stages of completing those tasks. Our critical business systems are largely converted and on track for total conversion by the end of March. We realized the cost savings originally projected from the integration by the end of the third quarter. And, finally, we have succeeded in keeping our portfolio managers insulated from the integration process, allowing them to maintain their focus uninterrupted. With the integration all but complete, we are focused on growth opportunities and leveraging the scope and scale of our global platform," concluded Mr. Mason.

Assets Under Management Increased to $944.8 Billion

Total assets under management grew to a record $944.8 billion as of December 31, 2006, up $53.4 billion, or 6%, from $891.4 billion at September 30, 2006. Market appreciation was responsible for $30.9 billion of the increase, and positive net client cash flows contributed $23.0 billion, as positive net client cash flows in fixed income and liquidity assets were offset in small part by negative net client cash flows in equity assets. Average assets under management during

____________________________
1Net income also was a record, excluding the one-time gain from the sale of the Company's brokerage business from the results of the year-ago quarter.

LEGG MASON, INC.
News Release - January 25, 2007

the quarter were $925.0 billion, compared to $870.3 billion in the second quarter of fiscal 2007, representing a 6% increase.

All three of Legg Mason's asset classes -- fixed income, equity and liquidity -- ended the third quarter with increases in assets under management. Fixed income assets, managed principally by Western Asset, had positive net client cash flows and strong market appreciation during the third quarter, and increased 4%. Equity assets, managed principally by investment managers ClearBridge Advisors, Legg Mason Capital Management, Brandywine Global Investment Management, Royce & Associates, the Permal Group, Private Capital Management and Batterymarch Financial Management, benefited primarily from favorable equity market conditions and increased 7%. Liquidity assets, managed principally by Western Asset, experienced strong positive net client cash flows and rose 9%.

The composition of assets at December 31, 2006 was comparable to that at the end of the prior quarter, with fixed income assets aggregating $460.0 billion, or 49% of total assets under management; equity assets aggregating $337.1 billion, or 36% of total assets under management; and liquidity assets aggregating $147.7 billion, or 15% of total assets under management.

During the third quarter of fiscal 2007, all of the Company's divisions -- Institutional, Managed Investments and Wealth Management -- experienced an increase in assets under management. The Institutional and Managed Investments divisions both experienced positive net client cash flows during the quarter. Legg Mason's Institutional division's assets under management increased by 4%, to $492.1 billion. The Managed Investments division's assets increased by 8%, to $384.8 billion. The Wealth Management division's assets increased by 6%, ending the quarter at $67.9 billion.

Assets managed for U.S.-domiciled clients increased by 6% during the quarter, to $676.8 billion, or 72% of total assets under management. Assets managed for non-U.S. domiciled clients increased by 5% during the quarter, to $268.0 billion, or 28% of total assets under management.

Operating Expenses

In the third quarter of fiscal 2007 expenses rose 9% compared to the second quarter, to $869.6 million, primarily reflecting:

  An approximately $48 million increase in compensation and benefits expense related to higher incentive accruals on increased revenues, including performance fees.
  Increased investment in the areas of occupancy, technology and communications to further support the Company's new business model.

Pre-tax profit margin from continuing operations increased to 24.5% from 23.2% in the second quarter of fiscal 2007. The pre-tax profit margin from continuing operations, as adjusted for distribution and servicing expenses, (refer to page 5) was 33.5% in the third quarter of fiscal 2007 and 32.4% in the second quarter of fiscal 2007. Net income in the third quarter of fiscal 2007 benefited from a decline in the effective tax rate primarily reflecting increased earnings in jurisdictions with lower effective tax rates.

Consolidated Results for the First Nine Months of Fiscal 2007

Total revenues for the first nine months of fiscal 2007 were $3.2 billion, up 101% from the previous year period primarily as a result of the transaction with Citigroup and the acquisition of

LEGG MASON, INC.
News Release - January 25, 2007

the Permal Group. Income from continuing operations of $473.8 million represented an increase of 68% over the comparable period last year. Income from discontinued operations in the first nine months of fiscal 2006 was $68.6 million, or $0.55 per diluted share, reflecting the results of the Company's private client and capital markets businesses, which were sold to Citigroup. Net income was $994.1 million, or $7.95 per diluted share for the prior-year period, including the $643.4 million, or $5.13 per diluted share, after-tax gain related to the sale. Net income for the first nine months of fiscal 2007 was $474.3 million, or $3.29 per diluted share, compared to $350.7 million, or $2.82 per share on a diluted basis, excluding the one-time gain from the sale of the Company's brokerage business, (refer to page 5), for the prior-year period. Weighted average diluted shares increased 15% to 144.2 million from 125.3 million in the prior year period due primarily to the acquisitions.

The pre-tax profit margin from continuing operations for the first nine months of fiscal 2007 was 24.0% versus 28.8% the prior-year period. The pre-tax profit margin from continuing operations, as adjusted, (refer to page 5) was 33.1% versus 35.2% last year. Cash income from continuing operations (see below) of $620.3 million was 92% higher than the first nine months of fiscal 2006.

Balance Sheet

At December 31, 2006, Legg Mason's cash position was $1.1 billion; long-term debt was $1.2 billion; and stockholders' equity was $6.4 billion. The ratio of total debt to total capital (total equity plus total debt) was 15%.

Use of Supplemental Data as Non-GAAP Performance Measures
Cash Income from Continuing Operations

As supplemental information, Legg Mason is providing a "non-GAAP" performance measure for "cash income from continuing operations" that management uses as a benchmark in evaluating the operating performance of the Company and its subsidiaries. We define "cash income from continuing operations" as income from continuing operations, plus amortization and deferred taxes related to intangible assets and stock-based compensation costs. This measure is provided in addition to income from continuing operations, but is not a substitute for income from continuing operations and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Legg Mason considers cash income from continuing operations to be useful to investors because it is an important metric in estimating the potential value of a company.

In calculating cash income from continuing operations, we add the after tax impact of the amortization of intangible assets from acquisitions, such as management contracts, to income from continuing operations to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent the actual tax benefits that are not expected to be realized for GAAP purposes. Since these deferred tax assets are not realized under GAAP absent an impairment charge or the disposition of the related business, we add them to income from continuing operations in the calculation of cash income from continuing operations. Stock-based compensation is added back since it is a non-cash expense. Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income from continuing operations because these charges are related to assets that will ultimately require replacement. For the calculation of diluted cash income per share from continuing operations, the divisor is the number of total weighted average diluted shares outstanding used in the calculation of diluted earnings per

LEGG MASON, INC.
News Release - January 25, 2007

share from continuing operations. A reconciliation of Income from continuing operations to Cash income from continuing operations is presented on page 11.

Net Income, excluding the one-time gain from the Sale of the Company's brokerage business

Legg Mason believes "net income, excluding the one-time gain from the sale of the Company's brokerage business," and net income per share, excluding the one-time gain from the sale of the Company's brokerage business, are useful measures because they allow comparison of our current results of operations to our prior results of operations, including discontinued operations, without the one-time gain from the sale of the Company's brokerage business. The Company believes that these comparisons are useful because the one-time gain distorts its results in the prior period. These measures are provided in addition to the Company's net income and earnings per share calculated under GAAP, but are not substitutes for calculations of net income or earnings per share under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted net income or earnings per share of other companies. Net income, excluding the one-time gain from the sale of the Company's brokerage business, is calculated as the sum of income from continuing operations and income from discontinued operations, net of tax. See Consolidated Statements of Income on pages 7 to 10 for information to reconcile Net income to Net income, excluding the one-time gain from the sale of the Company's brokerage business, and Earnings per share to Net income per share, excluding the one-time gain from the sale of the Company's brokerage business.

Pre-Tax Profit Margin from Continuing Operations Adjusted for Distribution and Servicing Expense

Legg Mason believes that pre-tax profit margin from continuing operations adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our margins. This measure is provided in addition to the Company's pre-tax profit margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin from continuing operations, as adjusted, to pre-tax profit margin under GAAP, is presented on page 12.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 8:45 a.m. E.S.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-219-5268 (or 1-703-639-1120 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 1028832, after completion of the call.

About Legg Mason

Legg Mason is a leading global asset management firm, structured as a holding company, with on-the-ground asset management capabilities around the world. As of December 31, 2006, its assets under management aggregated approximately $945 billion. Legg Mason's principal

LEGG MASON, INC.
News Release - January 25, 2007

investment managers are Western Asset Management, ClearBridge Advisors, Legg Mason Capital Management, Brandywine Global Investment Management, Royce & Associates, the Permal Group, Private Capital Management and Batterymarch Financial Management. The firm is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release may contain forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in Legg Mason's Quarterly Reports on Form 10-Q.

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LEGG MASON, INC. News Release - January 25, 2007 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				December 2006 Compared to September 2006	December 2006 Compared to December 2005

	December 2006	September 2006	December 2005

Operating Revenues:
Investment advisory fees:
Separate accounts	$367,217	$350,814	$274,180	4.7%	33.9%
Funds	514,065	480,937	265,378	6.9	93.7
Performance fees	63,103	23,687	27,747	166.4	127.4
Distribution and service fees	185,451	169,836	114,881	9.2	61.4
Other	3,137	5,411	6,803	(42.0)	(53.9)

Total operating revenues	1,132,973	1,030,685	688,989	9.9	64.4

Operating Expenses:
Compensation and benefits	413,341	365,738	278,715	13.0	48.3
Transaction-related compensation	2,479	2,522	39,982	(1.7)	(93.8)

Total compensation and benefits	415,820	368,260	318,697	12.9	30.5
Distribution and servicing	303,338	294,267	148,451	3.1	104.3
Communications and technology	47,875	41,721	22,420	14.8	113.5
Occupancy	27,044	22,117	13,002	22.3	108.0
Amortization of intangible assets	17,337	17,328	10,520	0.1	64.8
Other	58,165	51,976	21,666	11.9	168.5

Total operating expenses	869,579	795,669	534,756	9.3	62.6

Operating Income	263,394	235,016	154,233	12.1	70.8

Other Income (Expense)
Interest income	14,291	16,047	12,507	(10.9)	14.3
Interest expense	(18,507)	(18,680)	(12,825)	(0.9)	44.3
Other	18,656	6,359	14,740	193.4	26.6

Total other income (expense)	14,440	3,726	14,422	287.5	0.1

Income from Continuing Operations before
Income Tax Provision and Minority Interests	277,834	238,742	168,655	16.4	64.7

Income tax provision	103,652	95,019	64,881	9.1	59.8

Income from Continuing Operations
before Minority Interests	174,182	143,723	103,774	21.2	67.8

Minority interests, net of tax	(121)	(47)	(2,989)	157.4	(96.0)

Income from Continuing Operations	174,061	143,676	100,785	21.1	72.7

Income from discontinued operations,
net of tax	-	-	16,076	n/m	n/m
Gain on sale of discontinued operations,
net of tax	572	-	643,442	n/m	(99.9)

Net Income	$174,633	$143,676	$760,303	21.5	(77.0)

n/m - not meaningful
[continued on next page]

LEGG MASON, INC. News Release - January 25, 2007 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change

				December 2006 Compared to September 2006	December 2006 Compared to December 2005

	December 2006	September 2006	December 2005

Net income per share:
Basic
Income from continuing operations	$1.23	$1.02	$0.83	20.6%	48.2%
Income from discontinued operations	-	-	0.13	n/m	n/m
Gain on sale of discontinued operations	-	-	5.27	n/m	n/m

	$1.23	$1.02	$6.23	20.6	(80.3)

Diluted
Income from continuing operations	$1.21	$1.00	$0.77	21.0	57.1
Income from discontinued operations	-	-	0.12	n/m	n/m
Gain on sale of discontinued operations	-	-	4.91	n/m	n/m

	$1.21	$1.00	$5.80	21.0	(79.1)

Weighted average number of shares
outstanding:
Basic	141,422	141,229	121,999
Diluted	144,317	144,231	131,142

n/m - not meaningful

LEGG MASON, INC. News Release - January 25, 2007 Page 9

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	For the Nine Months Ended

	December 2006	December 2005	% Change

Operating Revenues:
Investment advisory fees:
Separate accounts	$1,069,485	$744,105	43.7%
Funds	1,480,444	520,664	184.3
Performance fees	104,731	54,095	93.6
Distribution and service fees	534,869	257,245	107.9
Other	12,349	16,954	(27.2)

Total operating revenues	3,201,878	1,593,063	101.0

Operating Expenses:
Compensation and benefits	1,152,410	680,434	69.4
Transaction-related compensation	11,252	39,982	(71.9)

Total compensation and benefits	1,163,662	720,416	61.5
Distribution and servicing	878,156	290,025	202.8
Communications and technology	128,035	50,917	151.5
Occupancy	71,324	28,211	152.8
Amortization of intangible assets	51,696	22,209	132.8
Litigation award settlement	-	(8,150)	n/m
Other	153,161	56,387	171.6

Total operating expenses	2,446,034	1,160,015	110.9

Operating Income	755,844	433,048	74.5

Other Income (Expense)
Interest income	43,209	34,211	26.3
Interest expense	(53,367)	(33,548)	59.1
Other	23,873	24,762	(3.6)

Total other income (expense)	13,715	25,425	(46.1)

Income from Continuing Operations before
Income Tax Provision and Minority Interests	769,559	458,473	67.9

Income tax provision	295,566	173,424	70.4

Income from Continuing Operations
before Minority Interests	473,993	285,049	66.3

Minority interests, net of tax	(221)	(2,989)	(92.6)

Income from Continuing Operations	473,772	282,060	68.0

Income from discontinued operations,
net of tax	-	68,612	n/m
Gain on sale of discontinued operations,
net of tax	572	643,442	(99.9)

Net Income	$474,344	$994,114	(52.3)

n/m - not meaningful

[continued on next page]

LEGG MASON, INC. News Release - January 25, 2007 Page 10

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	For the Nine Months Ended

	December 2006	December 2005	% Change

Net income per common share:
Basic
Income from continuing operations	$3.36	$2.47	36.0%
Income from discontinued operations	-	0.60	n/m
Gain on sale of discontinued operations	-	5.64	n/m

	$3.36	$8.71	(61.4)

Diluted
Income from continuing operations	$3.29	$2.27	44.9
Income from discontinued operations	-	0.55	n/m
Gain on sale of discontinued operations	-	5.13	n/m

	$3.29	$7.95	(58.6)

Weighted average number of common
shares outstanding:
Basic	140,960	114,181
Diluted	144,243	125,281

n/m - not meaningful

LEGG MASON, INC. News Release - January 25, 2007 Page 11

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO NON-GAAP CASH INCOME FROM CONTINUING OPERATIONS
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

	December 2006	September 2006	December 2005	December 2006 Compared to September 2006	December 2006 Compared to December 2005

Income from Continuing Operations	$174,061	$143,676	$100,785	21.1%	72.7%

Amortization of intangible assets, net of tax	10,892	10,470	6,497	4.0	67.6
Deferred income taxes on intangible assets	36,016	30,742	7,024	17.2	412.8
Stock-based compensation, net of tax*	5,705	6,200	3,334	(8.0)	71.1

Cash Income from Continuing Operations	$226,674	$191,088	$117,640	18.6	92.7

Income from Continuing Operations per Diluted Share
	$1.21	$1.00	$0.77	21.0	57.1

Amortization of intangible assets	0.07	0.07	0.05	-	40.0
Deferred income taxes on intangible assets	0.25	0.21	0.05	19.0	400.0
Stock-based compensation	0.04	0.04	0.03	-	33.3

Cash Income per Diluted Share	$1.57	$1.32	$0.90	18.9	74.4

	For the Nine Months Ended

	December 2006	December 2005	% Change

Income from Continuing Operations	$473,772	$282,060	68.0%

Amortization of intangible assets, net of tax	31,841	13,808	130.6
Deferred income taxes on intangible assets	97,497	20,967	365.0
Stock-based compensation, net of tax*	17,239	6,139	180.8

Cash Income from Continuing Operations	$620,349	$322,974	92.1

Income from Continuing Operations per Diluted Share
	$3.29	$2.27	44.9

Amortization of intangible assets	0.22	0.11	100.0
Deferred income taxes on intangible assets	0.67	0.17	294.1
Stock-based compensation	0.12	0.05	140.0

Cash Income per Diluted Share	$4.30	$2.60	65.4

*Stock-based compensation can generate tax benefits from market appreciation in excess of the related amounts expensed for financial statement purposes. Because these benefits are derived from the market appreciation of our stock, we believe they would inappropriately inflate cash income and therefore are excluded from the calculation.

LEGG MASON, INC. News Release - January 25, 2007 Page 12

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN FROM CONTINUING OPERATIONS
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				December 2006 Compared to September 2006	December 2006 Compared to December 2005
	December 2006	September 2006	December 2005

Operating Revenues, GAAP basis	$1,132,973	$1,030,685	$688,989	9.9%	64.4%

Less:
Distribution and servicing expense	303,338	294,267	148,451	3.1	104.3

Operating Revenues, as adjusted	$829,635	$736,418	$540,538	12.7	53.5

Income from Continuing Operations before Income Tax Provision and Minority Interests
	$277,834	$238,742	$168,655	16.4	64.7

Pre-tax profit margin, GAAP basis	24.5%	23.2%	24.5%
Pre-tax profit margin, as adjusted	33.5	32.4	31.2

	For the Nine Months Ended

	December 2006	December 2005	% Change

Operating Revenues, GAAP basis	$3,201,878	$1,593,063	101.0%

Less:
Distribution and servicing expense	878,156	290,025	202.8

Operating Revenues, as adjusted	$2,323,722	$1,303,038	78.3

Income from Continuing Operations before Income Tax Provision and Minority Interests
	$769,559	$458,473	67.9

Pre-tax profit margin, GAAP basis	24.0%	28.8%
Pre-tax profit margin, as adjusted	33.1	35.2

LEGG MASON, INC. News Release - January 25 2007 Page 13
LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	December 31,				September 30,

	2006	% of Total	2005*	% of Total	2006	% of Total

By asset class (end of period):
Equity	$337.1	35.7	$308.3	36.2	$315.6	35.4
Fixed Income	460.0	48.7	399.7	47.0	440.8	49.5
Liquidity	147.7	15.6	142.8	16.8	135.0	15.1

Total	$944.8	100.0	$850.8	100.0	$891.4	100.0

By asset class (average):
Equity	$328.5	35.5	$201.1	37.7	$310.7	35.7
Fixed Income	453.0	49.0	290.8	54.5	431.4	49.6
Liquidity	143.5	15.5	41.8	7.8	128.2	14.7

Total	$925.0	100.0	$533.7	100.0	$870.3	100.0

By division (end of period):
Managed Investments	$384.8	40.7	$362.6	42.6	$355.7	39.9
Institutional	492.1	52.1	425.3	50.0	471.4	52.9
Wealth Management	67.9	7.2	62.9	7.4	64.3	7.2

Total	$944.8	100.0	$850.8	100.0	$891.4	100.0

* Certain accounts with average maturities in excess of 90 days are included in Fixed Income, rather than Liquidity, to conform to the current period presentation.

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Three Months Ended			Nine Months Ended		Twelve Months Ended

	December 31,		September 30,	December 31,		December 31,
	2006	2005	2006**	2006	2005	2006

Beginning of period	$891.4	$418.5	$854.7	$867.6	$374.5	$850.8
Net client cash flows	23.0	3.7	14.1	30.6	34.0	32.2
Market appreciation (depreciation), net	30.9	7.1	22.6	47.1	21.7	62.3
Acquisitions (Dispositions), net	(0.5)	421.5	-	(0.5)	420.6	(0.5)

End of period	$944.8	$850.8	$891.4	$944.8	$850.8	$944.8

** The September 30, 2006 quarter reflects a reclass of $2.3 billion from net client cash flows to market appreciation (depreciation), net.